BRUNSWICK CORPORATION 2005 AUTOMATIC DEFERRED COMPENSATION PLAN
As Amended and Restated (Effective January 1, 2018)

SECTION 1

General

1.1 Purpose. The Brunswick Corporation 2005 Automatic Deferred Compensation Plan (the Plan) was previously established by Brunswick Corporation (the Company) to provide for the deferral of compensation payable to Covered Executives by the Company and Related Companies that would otherwise be non-deductible by reason of section 162(m) of the Code, and thereby avoid the loss of such deduction, and to compensate the Covered Executives for such deferral. The Plan applies to the deferral of amounts that are earned or become vested after December 31, 2004. The Brunswick Corporation Automatic Deferred Compensation Plan (the Prior Plan) shall apply to the deferral of amounts that are earned or become vested on or before December 31, 2004. The following provisions constitute an amendment and restatement of the Plan, effective as of January 1, 2018, which has been adopted for the purpose of ceasing future deferrals under the Plan, to the extent permitted under Section 409A of the Code, in connection with the amendments to Section 162(m) of the Code included in the Tax Cuts and Jobs Act of 2017.

1.2 For purposes of the Plan, the term Code means the Internal Revenue Code of 1986, as amended. References to sections of the Code also refer to any successor provisions thereof. If, after the Effective Date, there is a change in the provisions or interpretation of Code sections 162(m) or 409A which would have a material effect on the benefits of the Plan to a Covered Executive or the Company, the Company shall revise the Plan in good faith to preserve the benefits of the Plan for the Company, the Related Companies, and the Covered Executives; provided, however, that if any change to the Plan pursuant to this sentence is adverse to a Covered Executive, the Covered Executive shall be provided with reasonable compensation therefore.

1.3 Effective Date. The Effective Date of this amendment and restatement of the Plan is January 1, 2018.

1.4 Related Companies. The term Related Companies means any company during any period in which compensation paid to a Covered Executive by such company would be required to be aggregated with compensation paid to the Covered Executive by the Company, in accordance with the affiliated group rules applicable to Code section 162(m). The Company shall enter into such arrangements with the Related Companies as it shall deem appropriate to implement the terms of the Plan, and shall inform the Covered Executive of any material failure to provide for such implementation.

1.5 Operation and Administration. The authority to control and manage the operation and administration of the Plan shall be vested in the Human Resources and Compensation Committee (the Committee) of the Board of Directors of the Company (the Board). In controlling and managing the operation and administration of the Plan, the Committee shall have the rights, powers and duties set forth in Section 6. Capitalized terms in the Plan shall be defined as set forth in the Plan.

1.6 Applicable Law. The Plan shall be construed and administered in accordance with the laws of the State of Illinois to the extent that such laws are not preempted by the laws of the United States of America.

1.7 Number. Where the context admits words in the singular shall include the plural and the plural shall include the singular.

1.8 Notices. Any notice or document required to be filed with the Committee under the Plan will be properly filed if delivered or mailed to the Human Resources and Compensation Committee, in care of the Company, at its principal executive offices. The Committee may, by advance written notice to affected persons, revise such notice procedure from time to time. Any notice required under the Plan may be waived by the person entitled to notice.

1.9 Benefits Under Qualified Plans. Compensation of any Covered Executive that is deferred under the Plan, and benefits payable under the Plan, shall be disregarded for purposes of determining the benefits under any plan that is intended to be qualified under section 401(a) of the Code.

1.10 Other Costs and Benefits. The Plan is intended to defer, but not to eliminate, payment of compensation to a Covered Executive. Accordingly, if any compensation or benefits that would otherwise be provided to a Covered Executive in the absence of the Plan are reduced or eliminated by reason of deferral under the Plan, the Company shall equitably compensate the Covered Executive for such reduction or elimination, and the Company shall reimburse the Covered Executive for any increased or additional penalty taxes which the Covered Executive may incur by reason of deferral under the Plan which would not have been incurred in the absence of such deferral. In the event a Covered Executive is entitled to reimbursement pursuant to the preceding sentence, such reimbursement shall be made no later than the last day of the taxable year following the taxable year in which the penalty taxes are paid. Notwithstanding the foregoing provisions, no reimbursement will be made for taxes resulting from an increase or decrease in individual income tax rates, or resulting from an increase in the amount of compensation payable to the Covered Executive by reason of the accrual of earnings or any other provision of the Plan.

1.11 Evidence. Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information which the person acting on it considers pertinent and reliable, and signed, made or presented by the proper party or parties.

1.12 Action by Company. Any action required or permitted to be taken by the Company or any Related Company shall be by resolution of its board of directors, or by a duly authorized officer of the Company or Related Company, as the case may be.

1.13 Withholding. Except as otherwise provided by the Committee, (i) the deduction of withholding and any other taxes required by law will be made from all amounts paid in cash and (ii) in the case of payments in shares of common stock of the Company (Company Stock), the Participant shall be required to pay in cash the amount of any taxes required to be withheld prior to receipt of such Company Stock, or alternatively, a number of shares of Company Stock the Fair Market Value (defined below) of which equals the amount required to be withheld may be deducted from the payment; provided, however, that the number of shares of Company Stock so deducted may not have an aggregate Fair Market Value in excess of the amount determined by applying the minimum statutory withholding rate. Fair Market Value means the closing price on the New York Stock Exchange - Composite Transactions Tape on the relevant date or on the next preceding date on which a closing price was quoted; provided, however, that the Committee may specify some other definition of Fair Market Value.

1.14 Adjustments. In the event of any increase or decrease in the number of issued shares of Company Stock resulting from a subdivision or consolidation of shares or other capital adjustment, or the payment of a stock dividend or other increase or decrease in shares, effected without receipt of consideration by the Company, or other change in corporate or capital structure, the number and class of securities distributable under this Plan and the number of share units in Participants’ Automatic Stock Deferral Accounts shall be appropriately adjusted by the Committee; provided, however, that any fractional shares resulting from any such adjustment shall be eliminated. The decision of the Committee regarding any such adjustment shall be final, binding and conclusive.

SECTION 2

Participation

2.1 Covered Executives. Subject to the terms of the Plan, an individual shall be a Covered Executive subject to the deferral requirements of the Plan for any year, if, for that year, the individual is a covered employee with respect to the Company, as that term is used in Code section 162(m)(3). The provisions of the Plan shall not apply to any employee to the extent that the employee is subject to an individual agreement with the Company providing for automatic deferral of compensation to avoid non-deductibility of compensation by reason of Code section 162(m).
2.2 Plan Not Contract of Employment. The Plan does not constitute a contract of employment, and participation in the Plan will not give any employee the right to be retained in the employ of the Company nor any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan.

SECTION 3

Automatic Deferral

3.1 Deferred Amount. If the Company determines at any time during a calendar year that a Covered Executive’s total compensation from the Company or a Related Company that is not exempt from Code section 162(m) (Nonexempt Compensation) is expected to exceed $1,500,000 for such calendar year, then the amount of Nonexempt Compensation otherwise payable to the Covered Executive in such calendar year shall not be paid when otherwise due, but shall instead be credited to the Covered Executive’s Automatic Cash Deferral Account or Automatic Stock Deferral Account in accordance with this Section 3. In determining the amounts subject to deferral under this subsection 3.1, the following shall apply:

a.
To the extent that the Nonexempt Compensation is otherwise payable in cash to a Covered Executive, payment of such cash shall be deferred under the Automatic Cash Deferral Account, in accordance with this Section 3.

b.
To the extent that the Nonexempt Compensation is otherwise payable in Company Stock, delivery of those shares shall be deferred under the Automatic Stock Deferral Account, in accordance with this Section 3.

c.
Nothing in the Plan shall be construed to require a deferral of the Covered Executive’s salary or any compensation or benefits payable to the Covered Executive in a form other than cash or Company Stock.

d.
No compensation earned on or after January 1, 2018 shall be deferred under the Plan, except for Nonexempt Compensation payable pursuant to a written binding agreement in effect as of January 1, 2018 that vests and becomes payable after such date, or as otherwise required under Section 409A of the Code.

3.2 Automatic Cash Deferral Account. The Automatic Cash Deferral Account balance shall be credited with all Nonexempt Compensation otherwise payable to the Covered Executive in cash, other than salary, as of the date on which such amount would otherwise have been paid to the Covered Executive. The Automatic Cash Deferral Account shall be adjusted from time to time in accordance with the following:

a.
Unless a Covered Executive makes an election at such time and in such form as may be determined by the Committee from time to time to have paragraph (b) next below apply, the Automatic Cash Deferral Account shall be credited as of the last day of each calendar month with interest for that month at a rate equal to the greater of: (a) the prime rate in effect at JPMorgan Chase on the first day of the month plus two percentage points, or (b) the Company’s short-term borrowing rate.

b.
If a Covered Executive elects application of this paragraph (b), the Company, after consultation with the Covered Executive, may invest amounts credited to the Covered Executive’s Automatic Cash Deferral Account in securities and other assets as the Company may determine. The Company and its agents shall not incur any liability by reason of purchasing, or failing to purchase, any security or other asset in good faith. A Covered Executive’s Automatic Cash Deferral Account shall be charged or credited as of the last day of each fiscal year of the Company, and at such other times as the balance in the Automatic Cash Deferral Account shall be determined, to reflect (i) dividends, interest or other earnings on any such investments, reduced by the cost of funds (for the period of deferral) for the amount of any taxes incurred by the Company with respect thereto; (ii) any gains or losses (whether or not realized) on such investment; (iii) the cost of funds (for the period of deferral) for the amount of any taxes incurred with respect to net gains realized on any such investments, taking into account any applicable capital loss carryovers and carrybacks, provided that in computing such taxes, capital gains and losses on assets of the Company other than such investments shall be disregarded; and (iv) any direct expenses incurred by the Company in such fiscal year or other applicable period which would not have been incurred but for the investment of amounts pursuant to the provisions of this paragraph (b) (provided that this clause (iv) shall not be construed to permit a reduction for the cost of taxes).

3.3 Automatic Stock Deferral Account. The Automatic Stock Deferral Account balance shall be credited with the number of share units equal to number of shares of Company Stock as of the date on which such shares would otherwise have been paid to a Covered Executive as Nonexempt Compensation. The Automatic Stock Deferral Account shall be adjusted from time to time to reflect the deemed reinvestment of dividends in accordance with the terms of the Company’s dividend reinvestment program, as in effect from time to time.
3.4 Statements. On a quarterly basis, the Committee shall provide the Covered Executive with statements of the Covered Executive’s Automatic Cash Deferral Account and Automatic Stock Deferral Account. Upon request of a Covered Executive, the Committee shall provide the computations of amounts under Sections 3 and 4.

SECTION 4

Distributions

4.1 Time of Distribution From Accounts.

a.
Distribution of Nondeferred Amounts. As of December 15th of each calendar year in which any Nonexempt Compensation is credited to a Covered Executive’s Automatic Cash Deferral Account or Automatic Stock Deferral Account pursuant to Section 3.2 or 3.3 hereof, the Company shall determine the aggregate amount of Nonexempt Compensation paid or payable to the Covered Executive for such calendar year. Any amounts credited to the Covered Executive’s Automatic Cash Deferral Account or Automatic Stock Deferral Account for such calendar year shall be distributed to the Covered Executive on or before December 31st of such calendar year to the extent such distributions can be made without causing the Covered Executive’s aggregate Nonexempt Compensation for such calendar year to exceed $1,500,000, and the remainder of the amounts credited to the Covered Executive’s Automatic Cash Deferral Account and Automatic Stock Deferral Account shall be distributed to the Covered Executive in accordance with Section 4.1(b). Unless the Committee or its delegate determines otherwise, the amounts distributed pursuant to this Section 4.1(a) for a calendar year shall be distributed from the Covered Executive’s Automatic Cash Deferral Account and Automatic Stock Deferral Account in the same proportion by which Nonexempt Compensation was credited to such accounts during such calendar year. The number of shares of Company Stock distributed from the Covered Executive’s Automatic Stock Deferral Account pursuant to this Section 4.1(a) shall be determined based on the Fair Market Value of a share of Company Stock as of December 15th of the applicable calendar year, as determined in accordance with the terms of the Company’s 2014 Stock Incentive Plan, or any successor thereto.

b.
Distribution of Deferred Amounts. Amounts credited to a Covered Executive’s Automatic Cash Deferral Account and Automatic Stock Deferral Account (and not previously distributed to the Covered Executive pursuant to Section 4.1(a), above) shall be paid or distributed upon the earlier of the following:

(i) To the extent provided by the Secretary of the Treasury under Code section 409A, as soon as practicable (within 90 days) after a change in control (as defined under Code section 409A; provided, however, in no event shall an acquisition of assets under Treasury Regulation 1.409A-3(i)(5)(vii) constitute a change in control event, unless such event is also a sale or disposition of all or substantially all of the Company’s assets).
(ii) six months after the date the Covered Executive ceases to be employed by the Company and all Related Companies.

4.2 Form of Payment of Deferred Amount. To the extent that an amount is payable to or on behalf of a Covered Executive with respect to the Automatic Cash Deferral Account in accordance with subsection 3.2, it shall be paid by the Company in a cash lump sum. To the extent that an amount is payable to or on behalf of a Covered Executive with respect to the Automatic Stock Deferral Account in accordance with subsection 3.3, it shall be distributed by the Company in shares of Company Stock in a lump sum.

4.3 Beneficiary. Subject to the terms of the Plan, any benefits payable to a Covered Executive under the Plan that have not been paid at the time of the Covered Executive’s death shall be paid at the time and in the form determined in accordance with the foregoing provisions of the Plan to the beneficiary designated by the Covered Executive in writing filed with the Committee in such form and at such time as the Committee shall require. A beneficiary designation form will be effective only when the signed form is filed with the Committee while the Participant is alive and will cancel all beneficiary designation forms filed earlier. If a Covered Executive fails to designate a beneficiary, or if the designated beneficiary of the deceased Covered Executive dies before the Covered Executive or before complete payment of the Covered Executive’s benefits, the amounts shall be paid to the legal representative or representatives of the estate of the last to die of the Covered Executive and the Covered Executive’s designated beneficiary.

4.4 Distributions to Disabled Persons. Notwithstanding the provisions of this Section 4, if, in the Committee’s opinion, a Covered Executive or a beneficiary is under a legal disability or is in any way incapacitated so as to be unable to manage such individual’s financial affairs, the Committee may direct that payment be made to a relative or friend of such individual for such individual’s benefit until claim is made by a conservator or other person legally charged with the care of such individual’s person or estate, and such payment shall be in lieu of any such payment to the Covered Executive or the beneficiary. Thereafter, any benefits under the Plan to which the Covered Executive or the beneficiary is entitled shall be paid to such conservator or other person legally charged with the care of such individual’s person or estate.

4.5 Benefit May Not be Assigned. Neither a Covered Executive nor any other person shall have any voluntary or involuntary right to commute, sell, assign, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt of the amounts, if any, or any part thereof, payable hereunder, which are expressly declared to be unassignable and non-transferable. No part of the amounts payable shall be, prior to actual payment, subject to seizure or sequestration for payment of any debts, judgments, alimony or separate maintenance owed by the Covered Executive or any other person, or be transferred by operation of law in the event of the Covered Executive’s or any other person’s bankruptcy or insolvency. Payments to or on behalf of a Covered Executive under the Plan are not subject to reduction or offset for amounts due or alleged to be due from the Covered Employee to the Company or any Related Company.

SECTION 5

Source of Benefit Payments

The amount of any benefit payable under the Plan shall be paid from the general assets of the Company. Neither a Covered Executive nor any other person shall acquire by reason of the Plan any right in or title to any assets, funds or property of the Company whatsoever, including, without limiting the generality of the foregoing, any specific funds, assets, or other property which the Company, in its sole discretion, may set aside in anticipation of a liability under the Plan. A Covered Executive shall have only a contractual right to the amounts, if any, payable under the Plan, unsecured by any assets of the Company. Nothing contained in the Plan shall constitute a guarantee by the Company that the assets of the Company shall be sufficient to pay any benefits to any person.

SECTION 6

Committee

6.1 Powers of Committee. The authority to control and manage all aspects of the operation and administration of the Plan shall be vested in the Committee. The Committee is authorized to interpret the Plan, to establish, amend, and rescind any rules and regulations relating to the Plan, and to make all other determinations that may be necessary or advisable for the administration of the Plan. Except as otherwise specifically provided by the Plan, any determinations to be made by the Committee under the Plan shall be decided by the Committee in its sole discretion. Any interpretation of the Plan by the Committee and any decision made by it under the Plan is final and binding on all persons. The amount to be deferred under Section 3 shall be based on such estimates as the Committee determines in good faith to be appropriate.

6.2 Delegation by Committee. The Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it. Any such allocation or delegation may be revoked by the Committee at any time.

6.3 Information to be Furnished to Committee. The Company and the Related Companies shall furnish the Committee with such data and information as may be required for it to discharge its duties. The records of the Company and the Related Companies as to a Covered Executive’s employment, termination of employment, leave of absence, reemployment and compensation shall be conclusive on all persons unless determined to be incorrect. Covered Executives and other persons entitled to benefits under the Plan must furnish the Committee such evidence, data or information as the Committee considers desirable to carry out the Plan.

6.4 Liability and Indemnification of Committee. No member or authorized delegate of the Committee shall be liable to any person for any action taken or omitted in connection with the administration of the Plan unless attributable to such individual’s own fraud or willful misconduct; nor shall the Company be liable to any person for any such action unless attributable to fraud or willful misconduct on the part of a director or employee of the Company. The Committee, the individual members thereof, and persons acting as the authorized delegates of the Committee under the Plan, shall be indemnified by the Company against any and all liabilities, losses, costs and expenses (including legal fees and expenses) of whatsoever kind and nature which may be imposed on, incurred by or asserted against the Committee or its members or authorized delegates by reason of the performance of a Committee function if the Committee or its members or authorized delegates did not act dishonestly or in willful violation of the law or regulation under which such liability, loss, cost or expense arises. This indemnification shall not duplicate but may supplement any coverage available under any applicable insurance.

SECTION 7

Amendment and Termination

The Committee may, at any time, amend or terminate the Plan, subject to the following:

a.
Subject to the provisions of subsection 1.2 (relating to changes in the Code), no amendment or termination may materially adversely affect the rights of any Covered Executive or beneficiary under the Plan.

b.
Notwithstanding any other provision of the Plan to the contrary, neither the Committee nor the Board may delegate its rights and responsibilities under this Section 7; provided, however, that the Board may, from time to time, substitute itself, or another committee of the Board, for the Human Resources and Compensation Committee under this Section 7.